EXHIBIT 10.7

CONTRACT FOR SERVICES

This Contract for Services (this “Agreement”) is entered into by and between Pioneer Natural Resources USA, Inc. (“Company”) and A. R. Alameddine (“Contractor”). Company hereby engages the services of Contractor, upon the following terms and conditions:

(1)     Services. Pursuant to each of the provisions of this Agreement, Contractor shall provide consulting services to the Company in connection with the Company's evaluation and pursuit of prospects in the country of Iraq and the Company's operations in the country of Tunisia (the “Services” or the “Project”); provided, however, in no event shall Contractor be obligated to perform services for the Company hereunder at a level that would, during the term of this Agreement, require Contractor to provide aggregate services to the Company in excess of forty-nine percent (49%) of the average hours performed by Contractor while an employee of the Company over the 12 month period immediately preceding the termination of his employment with the Company (the “Maximum Commitment”). The Company and Contractor agree that they have established the Maximum Commitment so that Contractor will be deemed to have incurred a separation from service pursuant to, and in accordance with the regulations promulgated under, Section 409A of the Internal Revenue Code of 1986, as amended. The parties agree to apply the Maximum Commitment for all purposes with respect to the determination of whether Contractor has incurred such a separation from service.

(2)        Term of Agreement. This Agreement shall commence on April 1, 2008 (the “Commencement Date”) and shall remain in force until, and, subject to the provisions of Section 9, shall terminate automatically on March 31, 2009 (the “Termination Date”); provided, however, that any termination will not affect any of the obligations that expressly extend beyond the term of this Agreement, including the obligations contained in Sections 18 and 19.

(3)        Terms of Payment. All payments made to Contractor hereunder shall be made only in connection with the performance of the Services or completion of the Project described in Section 1 above. Company shall pay Contractor for: (a) service fees in the amount of $210,000 as follows: (i) lump sum of $110,000 on October 1, 2008, and (ii) the remaining $100,000 payable in six monthly payments of $16,666.67 beginning with the first payment on October 31, 2008 and ending with the last payment on March 31, 2009, and (b) Travel Expenses, as defined in this Section, of Contractor. For clarification purposes, the total number of hours includes hours worked and hours in transit. As used herein, “Travel Expenses” means documented business related travel expenses and standard business-type lodging expenses including first class international air travel. Company shall reimburse Contractor only for Travel Expenses invoiced by Contractor and for which reasonable backup documentation in the form of receipts and the like is provided along with such invoice. To enable Company to take advantage of any available discount rates, upon request by Company, by notice or other reasonable means, Contractor shall book all travel and lodging through a travel agency and/or with carriers or hotels designated by Company for direct billing to Company.

(4)        Contingent Supplemental Compensation and Related Benefits. In recognition of Contractor’s long, outstanding and dedicated service to the Company, and Contractor’s willingness to provide the Services following his retirement from the Company on the terms and conditions set forth herein, the Company agrees that, if, on or prior to September 30, 2008, there shall occur a Potential Change in Control (as defined in paragraph 3 of the Change in Control Agreement dated August 16, 2005 between Contractor and the Company (the “CIC Agreement”)), and within twelve months following such Potential Change in Control there occurs a Change in Control (as defined in paragraph 3 of the CIC Agreement) that also constitutes a change in the ownership or effective control of the Company as defined in the regulations promulgated pursuant to Section 409A of the Internal Revenue Code (a “Qualifying Change in Control”), then the Company shall pay the Supplemental Compensation (as defined below) to

Contractor or, in the event of his death, to his estate, within 30 days of the occurrence of such a Qualifying Change in Control. The term Supplemental Compensation shall mean an amount equal to the sum of (i), (ii) and (iii) below:

(i)

the remainder of (A) the Separation Payment that would have been payable to Contractor pursuant to paragraph 5(c)(6) of the CIC Agreement had Contractor’s employment continued until such Qualifying Change in Control and been terminated immediately thereafter by the Company without Cause, minus (B) the amount payable to Contractor upon his retirement pursuant to paragraph 4(a) of the severance agreement with the Company signed by the Contractor while an employee of the Company;

(ii)

the product of (A) the closing value of a share of the Company’s common stock on the date that the Qualifying Change in Control occurs and (B) the number of restricted shares of the Company’s common stock that were subject to Restricted Stock Award Agreements dated February 14, 2006 and February 26, 2007 between Contractor and the Company that were not vested immediately prior to or in connection with Contactor’s retirement from service with the Company on March 31, 2008;

(iii)

the product of the closing value of a share of the Company’s common stock on the date that the Qualifying Change in Control occurs and (B) the remainder of (1) the number of shares of the Company’s common stock to which Contractor would have been entitled pursuant to Section 5(a) of the Performance Unit Award Agreement dated February 26, 2007 between Contractor and the Company (the “Performance Unit Agreement”) had Contractor been employed by the Company on the date that the Qualifying Change in Control occurs minus (2) the number of shares to which Contractor is actually entitled pursuant to Section 5(b) of the Performance Unit Agreement.

If Contractor becomes entitled to receive the Supplemental Compensation in accordance with this Section 4, then Contractor shall also be entitled to receive from the Company any additional payments that would have been payable in accordance with paragraph 5(e) of the CIC Agreement had his employment been terminated by the Company without Cause on the date such Qualifying Change in Control.

(5)        Audit. Company shall have the right to audit the books and records of Contractor relating to Company’s payment for Services and Travel Expenses for the sole purpose of verifying the amounts due and payable hereunder, once per calendar year, upon five (5) business days notice to Contractor. Contractor shall maintain business records, books, account information, and related materials sufficient to permit Company to conduct such audits. The cost of any audit shall be at Company’s expense.

(6)        Contractor Representations. Notwithstanding any limitations or disclaimers otherwise contained herein, Contractor represents that Contractor has attained the requisite educational and experience level to permit him or her satisfactorily to perform such Services, and Contractor agrees to perform said Services in a professional and workmanlike manner.

(7)        Taxes. Contractor shall not be treated as an employee of Company with respect to the Services performed hereunder for federal or state tax purposes. Contractor shall protect, defend, indemnify and hold Company and its officers, directors, and employees harmless from and against any and all liability, claims, demands, proceedings and causes of action by or on behalf of any state or federal governmental administrative agencies for any such taxes.

(8)        Insurance. Except as set forth in Section 28, Contractor shall be responsible for all of his or her own insurance and Company shall have no responsibility for any insurance coverage for Contractor, including worker’s compensation insurance.

(9)        Termination With Cause. Subject to the provisions of Section 2, with reasonable cause, either party may terminate this Agreement effective immediately upon the giving of written notice of intent to terminate for cause. Reasonable cause shall include any breach of this Agreement by the other party and the failure of such other party to cure such breach within twenty (20) days of notice thereof.

(10)       Non-Waiver. The failure of either party to exercise any of its rights under this Agreement for a breach thereof shall not be deemed a waiver of such rights or waiver of any subsequent breach.

(11)       Security. In the event Contractor is required to travel to a foreign country to perform the Services set forth in Section 1, Company, at Company's expense, shall provide Contractor security measures during Contractor's stay in such country similar to the security measures that were provided to Contractor while an employee of the Company, including evacuation from such country in the event of unrest. In no event shall Contractor, in the performance of the Services, be required to travel to any country with respect to which the U.S. Department of State is then maintaining a travel warning.

(12)         Intellectual Property Rights.

(a)        Company represents and warrants that any and all data, information, documents, materials, supplies and equipment provided by it to Contractor, or any method, process or technique which Company requires Contractor to use, is the rightful property of Company or Company has full right to supply such items to Contractor. Company agrees to defend, indemnify and hold Contractor harmless from and against any damage, loss, cost and/or expense (including attorneys fees) resulting from a breach of this representation and warranty.

(b)       Contractor agrees that all intellectual property, including but not limited to all ideas and concepts contained in computer programs and software, documentation or other literature or illustrations that are conceived, developed, written, or contributed by Contractor pursuant to this Agreement, either individually or in collaboration with others, shall belong to and be the sole property of Company. Contractor further agrees that all rights in all works prepared or performed by Contractor pursuant to this Agreement shall belong exclusively to Company and shall constitute "works made for hire'' for purposes of copyright law. The provisions of this Section shall not be construed to assign to Company any of Contractor's rights in any work, concept, invention or idea for which no equipment, supplies, facilities, or trade secret information of Company was used, that was developed entirely on Contractor's own time, and that:

(i)        does not relate at the time of conception or reduction to practice of the invention to Company's business or to Company's actual or demonstrably anticipated research or development; or

(ii)        does not result from any work performed by Contractor for Company.

(13)       No Authority to Bind Company. Other than as specifically designated in writing from time to time, Contractor has no authority to enter into any contracts or agreements on behalf of Company. This Agreement does not create a partnership, joint venture, or joint undertaking of any kind between the parties.

(14)       Declaration of Independent Contractor Status. Contractor declares Contractor is engaged in his or her own independently established business, and as such, Contractor has complied with all federal, state, and local laws regarding business permits, certificates, and licenses that may be required to carry out the work to be performed under this Agreement. Except as provided in Section 19, as an independent contractor, Contractor will be free to contract for similar services and provide such services to other individuals and other businesses without the consent of Company, express or implied. Neither Company, nor its agents or representatives, shall have a right to control or direct the manner, details, or means by which Contractor accomplishes and performs the Services. The risk of loss in Contractor’s business shall be borne entirely by Contractor. Company shall have no right to inquire as to the profit generated by Contractor in the performance of Contractor’s business except with respect to the reimbursement by Company to Contractor of reasonable expenses incident to the provision of the Services pursuant to Section 5.

(15)       Benefits. Because Contractor is engaged in his or her own independently established business, Contractor is not eligible for, and shall not participate in, any employee pension, health, or other fringe or welfare benefit plans of Company, except to the extent Contractor, as a former employee of the Company, elects continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Contractor acknowledges that he or she shall not be entitled to any other benefit provided by Company to its employees including, but not limited to, sick leave, vacation, or jury duty pay. Contractor shall hold Company and its officers, directors, and employees harmless from and against any and all liability, claims or demands for any such employment benefit, except for the coverage under COBRA if elected by Contractor.

(16)       Choice of Forum and Law. It is the intention of the parties that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any contrary conflicts of laws principles. The agreed upon venue and personal jurisdiction for the parties on any claims or disputes under this Agreement is Dallas County, Texas.

(17)       Equipment, Materials, or Supplies. Company shall be responsible, as required, for providing all equipment, materials, or supplies necessary for the performance of the Services.

(18)       Confidential Information. Contractor recognizes that any information furnished by Company to Contractor pursuant to this Agreement, or obtained by Contractor as a result of the performance of Services under this Agreement, is confidential. Accordingly, any and all information from any source developed or obtained during, or resulting from, the performance of Contractor’s duties shall be considered by Contractor to be confidential and shall not be published, stated, disclosed or used by Contractor for any purpose whatsoever without Company’s prior written consent and waiver of confidentiality. Contractor agrees that all reports, information, documentation, and contractual rights associated with any Project for which Contractor performs the Services described in Section 1 shall be for the exclusive benefit of Company and/or Company’s clients and Contractor shall not divulge information in any way related to the Services provided hereunder. The provisions of this Section 18 shall survive the Termination Date for a period of three (3) years.

(19)       Restrictions on Activities. Contractor agrees that the following covenants are reasonable and necessary agreements for the protection of Company's business interests

(a)        During the period beginning on the Commencement Date and ending on the Termination Date, Contractor shall not, without prior written consent of Company, directly or indirectly engage in, carry on or assist, individually or as a principal, owner, officer, director, employee, shareholder, promoter, consultant, contractor, partner, member, joint venturer, agent, equity owner, lender or in any other capacity whatsoever, any business enterprise that is directly competitive with Company or any affiliate thereof in any of Company's current areas of operations, or in any other area in which the Company is currently contemplating operational entry, as disclosed to Contractor on or prior to the Commencement Date.

(b)       During the period beginning on the Commencement Date and ending on the one year anniversary of the Termination Date, Contractor shall not, without prior written consent of the Company, directly or indirectly engage in, carry on or assist, individually or as a principal, owner, officer, director, employee, shareholder, promoter, consultant, contractor, partner, member, joint venturer, agent, equity owner, lender or in any other capacity whatsoever, any business enterprise that is directly competitive with Company or any affiliate thereof in the countries of Iraq and Tunisia.

(c)        Contractor agrees and acknowledges that engaging in the activities prohibited by this Section would necessarily involve the use and/or disclosure of the Company’s confidential information, in violation of this Agreement.

(20)       Cooperation in Investigation. Contractor agrees to continue to assist Company and cooperate fully with respect to any matters for which Contractor was responsible during the term of this Agreement. Contractor also agrees that Contractor will voluntarily comply with the Company’s reasonable requests for Contractor's attendance at meetings, court hearings, trials, or other events relating to or in connection with any legal proceedings to which Company is a party for a two year period following the Termination Date. Contractor shall be reimbursed for all reasonable expenses incurred in connection with Contractor's performance under this Section.

(21)	Contractor's Compliance.

Contractor agrees to comply with all laws (including common law), rules, regulations, ordinances, judgments, orders and other official acts of any governmental authority (federal, state, municipal, foreign and other agencies or regulatory bodies) which are now or may, in the future, become applicable to the Contractor, Contractor’s business, equipment and personnel engaged in the performance of this Agreement, or arising out of or incident to such performance; provided however, notwithstanding anything to the contrary in this Agreement, the Contractor shall not take any action that is prohibited by or penalized under the laws or regulations of the United States.

In recognition of the principles of the U.S. Foreign Corrupt Practices Act (“FCPA”) and its prohibitions (“FCPA Prohibitions”), Contractor acknowledges that it is familiar with and understands the FCPA and the FCPA Prohibitions. Contractor represents, warrants and covenants and that he has not, and will not, violate the FCPA Prohibitions in connection with this Agreement or any work on behalf of Company. Contractor further represents, warrants and covenants that he has not made, offered, promised or authorized (and will not make, offer, promise or authorize) payment of any money, gift or other thing of value, in connection with this Agreement or any work on behalf of Company, directly or indirectly, to any Foreign Official, or to any person while knowing or believing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any Foreign Official, for the purpose of (i) influencing any act or decision of such Foreign Official, (ii) inducing such Foreign Official to do or omit to do any act in violation of the Foreign Official’s lawful duty, (iii) securing an improper advantage, or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality. For the purpose of this Section 21, a “Foreign Official” means any (i) officer, director, agent, representative, or employee of a (a) foreign government, (b) department, agency or instrumentality of a foreign government (including any state owned or controlled company), or (c) public international organization, (ii) person acting in an official capacity for or on behalf of such foreign government, foreign department, agency or instrumentality or public international organization; (iii) candidate for foreign political office; or (iv) foreign political party or official thereof.

The Company’s Code of Business Conduct and Ethics (the “Code) can be viewed at www.pxd.com under the “Governance” tab.  Contractor acknowledges that it has read and understands the Code and agrees to be bound by the terms thereof.

At least annually and from time to time at the Company’s request, Contractor agrees to certify his compliance with this Section 21, the FCPA and the Company’s compliance policies. Company shall have the right, upon written notice to Contractor, to conduct an investigation and audit of Contractor to verify compliance with the provisions of this Section 21. Contractor agrees that he shall cooperate fully with such investigation by among other measures, upon Company’s request, giving Company reasonable access to Contractor’s books, records and employees and providing documentation related to Company, this Agreement or Contractor’s compliance with this Section 21. Company may withhold any payments due under this Agreement pending such access.

Contractor agrees that should he learn of or have reason to know of (i) any payment, offer, promise or authorization to make a payment of money, gift or other thing of value to a Foreign Official in violation of the FCPA; or (ii) any other development that in any way makes inaccurate or incomplete the representations, warranties, covenants and certifications hereunder given or made at any time during the term of this Agreement, Contractor will immediately advise Company of such knowledge or suspicion and the entire basis known to Contractor therefore.

Contractor agrees that full disclosure of information relating to a possible violation of this Agreement, including the existence, terms and compensation provisions of this Agreement, may be made by Company at any time and for any reason to the U.S. government and its agencies, and to whomsoever Company determines has a legitimate need to know.

Contractor acknowledges and agrees that Company’s decision to enter into this Agreement is conditioned upon Company’s belief that Contractor will comply with the FCPA, applicable laws, and the Company’s compliance policies. If at any time Company should believe, in good faith, that Contractor has acted or failed to act in any way that may subject Company to liability under any applicable bribery law, Company shall have the unilateral right, exercisable immediately and in its sole discretion upon written notice to Contractor:

(a)	to refuse to make any additional payments to Contractor, any other provision of this Agreement notwithstanding; and/or,

(b)	to terminate this Agreement immediately, any other provision of this Agreement notwithstanding.

Contractor shall not (i) retain any representatives or other agents on behalf of Company, or (ii) make or cause to be made any payments to any such representatives or other agents, without the express prior written approval of Company.

Contractor acknowledges and agrees that it has no authority to represent Company or act on Company’s behalf with respect to any Foreign Official, and Contractor covenants that in performing the Services hereunder, it will not approach any Foreign Official, without first obtaining the prior written approval of Company.

(22)       Release. In consideration for the promises contained in this Agreement, and expressly contingent on Contractor's rights to receive and retain the payments referenced in Section 3 hereof, upon executing this Agreement (as to matters concerning Contractor's employment with the Company, and the termination thereof) and again following the Termination Date (as to matters arising in connection with this Agreement and Contractor's provision of Services), Contractor agrees to execute the release agreement in substantially the same form and substance as the release agreement attached hereto as Exhibit A.

(23)       Survival. All provisions of this Agreement, which by their nature extend beyond the Termination Date, such as, without limitation, those concerning defense and indemnification, confidential information and intellectual property rights, shall survive the Termination Date until fulfilled and shall apply to either party’s successors and assigns.

(24)       Severability. If any part of this Agreement shall be held to be unenforceable, the rest of the Agreement will nevertheless remain in full force and effect.

(25)       Amendments. This Agreement may be supplemented, amended, or revised only by further written agreement signed by both parties.

(26)       Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by registered or certified U.S. mail, addressed to the party to be notified, postage prepaid, return receipt requested. Notice deposited in the mail in the manner described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee. For purposes of notice, the addresses of the parties shall be as follows.

COMPANY:

Pioneer Natural Resources USA, Inc.

200 Williams Square West

5205 N. O’Connor Blvd.

Irving, Texas 75039-3764

Attention: Scott Sheffield
Telephone: 972-969-4003
e-mail:	scott.sheffield@pxd.com

CONTRACTOR:

A. R. Alameddine

3820 Portsmouth Circle

Plano, Texas 75023

Telephone: 214-755-5515

Email:	alamedda@aol.com ;
ar.alameddine@pxd.com

(27)       Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration; provided, however, notwithstanding this Section, the Company may pursue a temporary restraining order and/or preliminary injunctive relief in accordance with Section 19, with related expedited discovery for the parties, in a court of law, and, thereafter, require arbitration of all issues of final relief. The arbitration shall be held in Dallas, Texas and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Contractor. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. The arbitrator may award pre-judgment interest on any amount found to be due under this Agreement at a rate not in excess of the rate that would be payable with respect to judgments rendered in a Texas state court.

(28)       Life Insurance Benefit. The Company will arrange a life insurance benefit in the amount of $692,000 payable to Contractor's designated beneficiary in the event of Contractor's death during the term of this Agreement. Contractor agrees to pay the premium for such benefit in the amount of $5,481.00, which amount shall be deducted from the first service fee payment made to Contractor pursuant to Section 3 of this Agreement. Contractor agrees to cooperate with the Company to the extent reasonably necessary to arrange such benefit, including submitting to a physical examination if required by any insurance carrier or underwriter.

EXECUTED this 1st day of April, 2008.

COMPANY:

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Scott D. Sheffield
Printed Name:	Scott D. Sheffield
Its:	Chief Executive Officer

CONTRACTOR:

A.R. ALAMEDDINE

/s/ A.R. Alameddine

EXHIBIT A

GENERAL RELEASE AGREEMENT

NOTICE: You should thoroughly review and understand the effect of this General Release Agreement (“Release”) before signing it, and you are hereby advised to discuss this document with your attorney. In accordance with the requirements of the Older Workers Benefit Protection Act (“OWBPA”), you are allowed at least 21 days from the date of your receipt of this document to consider the offer made to you and to return an executed copy of this Release to the Vice President of Administration. Additionally, after you have executed this Release, you have seven (7) days to reconsider and revoke your agreement.

GENERAL RELEASE: In consideration of my acceptance of the payments and benefits offered to me under the Contract for Services with Pioneer Natural Resources USA, Inc. with an effective date of April 1, 2008 (the “Agreement”), I hereby release and discharge Pioneer Natural Resources Company (the “Company”) and its subsidiaries and affiliates, and the officers, directors, employees, agents, predecessors, successors, and assigns of such entities (collectively the “Released Parties) from any and all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I have or claim against any of them as a result of my employment, the termination of my employment, or any other act or omission relating to any matter arising on or before April 1, 2008, including but not limited to claims arising under federal, state, or local laws prohibiting employment discrimination, including, but not limited to, the Age Discrimination in Employment Act, and including, but not limited to, claims arising out of any legal restrictions, contractual or otherwise, on the Company’s right to terminate the employment of its employees (any and all “Potential Claims”).

I understand that this Release is final and binding.

I acknowledge and agree that the Company has no legal obligation to provide the payments and/or benefits offered to me under the Agreement, except in exchange for this Release, and my acceptance of such payments and benefits constitutes my agreement to all terms and conditions set forth in this Release.

I acknowledge and agree that, except to the extent otherwise provided in the Agreement or prohibited by law, this Release constitutes a waiver of any and all Potential Claims that I have or may have against the Released Parties. I further acknowledge and agree that this Release has no effect on any obligations I have assumed under the Agreement and my Severance Agreement with Pioneer Natural Resources USA, Inc. with respect to confidentiality, non-solicitation, non-interference and other such matters and that any such obligations shall survive my execution of this Release in accordance with the terms of the Agreement and Severance Agreement.

I acknowledge that I have 21 days to consider this Release before executing it, although I may execute it any time during this 21 day period (but not before my last day of employment), that I may revoke this Release within 7 days after I execute it by written notice to the Company’s Vice President of Administration and that this Release will not become effective or enforceable, and the payments and benefits offered under the Agreement will not be made or provided, until expiration of this 7 day period without my revocation.

I have carefully read and fully understand all of the provisions of this Release. I further acknowledge that entering into this General Release Agreement is knowing and voluntary on my part, that I have had a reasonable time to deliberate regarding its terms, and that I have had the right to consult with an attorney prior to executing this Release if I so desired. This Release is effective April 2, 2008, unless revoked in accordance with the first paragraph.

_________________________________________ Date signed:	__________________________________________________________ Signature of A.R. Alameddine

_________________________________________ Date signed:	__________________________________________________________ Witness